EXHIBIT 21.1

Subsidiaries of Imperva, Inc.

Name of Subsidiary*	Jurisdiction of Incorporation

Camouflage Software I, LLC	Delaware
Imperva Australia Pty Ltd	Australia
Imperva Canada ULC	Canada
Incapsula, Inc.	Delaware
Imperva FZ-LLC	Dubai - UAE
Imperva France SARL	France
Imperva Ltd.	Israel
Imperva Tel Aviv Ltd.	Israel
Incapsula Ltd.	Israel
Imperva Italy SRL	Italy
Imperva Japan K.K.	Japan
Imperva S. de R.L. de C.V.	Mexico
Imperva Singapore Pte. Ltd.	Singapore
Imperva B.V.	The Netherlands
Imperva UK Ltd	United Kingdom

* Each of the subsidiaries listed conducts business under the same name.